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                                                                    EXHIBIT 12.2

                            PAINE WEBBER GROUP INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)


                                                                 Years Ended December 31,
                                        ------------------------------------------------------------------------
                                             1994            1993           1992          1991           1990
                                         -----------    ------------     ----------    ----------     ----------
     Income (loss) before taxes           $   44,385      $  407,576     $  339,115    $  226,247     $ (102,633)
                                         -----------    ------------     ----------    ----------     ----------


     Fixed charges:

        Interest                           1,428,653       1,130,712        879,242     1,056,124      1,242,151

        Interest factor in rents              51,102          50,133         45,962        43,804         42,223
                                         -----------    ------------    -----------    ----------     ----------

        Total fixed charges                1,479,755       1,180,845        925,204     1,099,928      1,284,374
                                         -----------     -----------    -----------    ----------     ----------

     Income before taxes and
        fixed charges                     $1,524,140      $1,588,421     $1,264,319    $1,326,175     $1,181,741
                                          ==========      ==========     ==========     =========     ==========

     Ratio of earnings to fixed charges          1.0             1.3            1.4           1.2          -    **
                                              ======          ======         ======       =======        =======



     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.


     ** Earnings were inadequate to cover fixed charges and would have had to increase approximately $102,633 in order to cover the deficiency.